UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2015

On Deck Capital, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1400 Broadway, 25th Floor

New York, New York 10018

(Address of principal executive offices, including ZIP code)

(888) 269-4246

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2015, On Deck Capital, Inc. (the “Company”) entered into a Lease Modification Agreement (the “Lease Amendment”) with ESRT 1400 Broadway, L.P. (the “Landlord”). The Lease Amendment amends the Agreement of Lease dated as of September 25, 2012, as amended by that certain Lease Modification Agreement dated as of January 23, 2014 and that certain Lease Modification Agreement dated as of May 12, 2014, for the Company’s headquarters located at 1400 Broadway, New York, New York 10018 (the “Building”). The Lease Amendment provides for expansion of the property rented, construction terms relating to the property and extension of the lease term. In addition to the office premises the Company currently occupies (the “Current Premises”), the Lease Amendment provides for the lease by the Company of an aggregate additional 78,787 square feet on the 12th, 22nd, 23rd and 24th floors of the Building (the “Expansion Premises”). The Lease Amendment provides for delivery of the various portions of the Expansion Premises as and when each portion of the Expansion Premises is available and otherwise complies with the Lease Amendment.

Pursuant to the Lease Amendment, the term of the Company’s lease with respect to the Current Premises and Expansion Premises will terminate on the ten year and ten month anniversary of the delivery of the premises on the 23rd floor of the Building (the “New Expiration Date”). The Company has also been granted a right of first offer to lease, at the then fair market value, additional space on the 22nd and 26th floors of the Building that is not included in the Current Premises or Expansion Premises.

The aggregate fixed rent for the Expansion Premises (when fully delivered) will initially be $4.3 million per annum (with the rent commencing with respect to the various portions of the Expansion Premises as and when each such portion is delivered in accordance with the terms of the Lease Amendment). The allocated rent for each portion of the Expansion Premises shall remain at the initial level for the first five years and ten months following delivery of such portion. Thereafter it will increase in accordance with the terms of the Lease Amendment. Accordingly, upon the expiration of such period as it pertains to the final portion of the Expansion Premises to be delivered, the aggregate fixed rent payable with respect to the Expansion Premises will be $4.7 million per annum through the New Expiration Date. The Lease Amendment provides for aggregate rent credits of $3.6 million and construction and other allowances with respect to the Expansion Premises not to exceed an aggregate amount of $5.8 million (such amounts being allocated, pursuant to the Lease Amendment, to the various portions of the Expansion Premises). The Company is obligated to pay its proportionate share of escalations in operating expenses and real estate taxes allocable to each portion of the Expansion Premises as provided in the Lease Amendment. Under the Lease Amendment, the Company’s security deposit has increased from $1.1 million to $3.8 million: $1.1 million of which represents the Company’s prior security deposit; $2.5 million of which has been deposited upon the signing of the Lease Amendment; and $0.2 million of which will be deposited prior to the delivery of the final portion of the Expansion Premises.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the Lease Amendment, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015	On Deck Capital, Inc.

/s/ Cory Kampfer
Cory Kampfer
General Counsel